EXHIBIT 99.1
ENTERPRISE FINANCIAL SERVICES CORP REPORTS FIRST QUARTER 2025 RESULTS

First Quarter Results
•Net income of $50.0 million, or $1.31 per diluted common share, compared to $1.28 in the linked quarter and $1.05 in the prior year quarter
•Net interest margin (“NIM”) of 4.15%, quarterly increase of 2 basis points
•Net interest income of $147.5 million, quarterly increase of $1.1 million
•Total loans of $11.3 billion, quarterly increase of $78.4 million
•Total deposits of $13.0 billion, quarterly decrease of $112.3 million
•Return on average assets (“ROAA”) of 1.30%, compared to 1.27% and 1.12% in the linked and prior year quarters, respectively
•Return on average tangible common equity (“ROATCE”)1 of 14.02%, compared to 13.63% and 12.31% in the linked and prior year quarters, respectively
•Tangible common equity to tangible assets1 of 9.30%, an increase of 25 basis points and 29 basis points from the linked and prior year quarters, respectively
•Tangible book value per common share1 of $38.54, annualized quarterly increase of 14%
•Returned $10.6 million to stockholders through common stock repurchases and $10.7 million through common dividends; increased quarterly dividend $0.01 to $0.30 per common share for the second quarter 2025

St. Louis, MO. April 28, 2025 – Enterprise Financial Services Corp (Nasdaq: EFSC) (the “Company” or “EFSC”), today announced financial results for the first quarter of 2025. “EFSC’s first quarter results were a positive start to 2025,” said Jim Lally, President and Chief Executive Officer. “Our proactive management of the balance sheet and cost of deposits has led to expansion in both net interest income and NIM. Strong earnings resulted in a 1.30% ROAA and a 14.02% ROATCE. We were also excited to announce the acquisition of 10 branches in Arizona and two branches in Kansas from First Interstate Bank. This is an attractive deposit franchise that will strengthen our position and allow us to accelerate growth in two of our existing markets.”

Highlights

•Earnings - Net income in the first quarter 2025 was $50.0 million, an increase of $1.1 million and $9.6 million compared to the linked and prior year quarters, respectively. Earnings per diluted common share for the first quarter 2025 was $1.31, compared to $1.28 and $1.05 for the linked and prior year quarters, respectively.

•Pre-provision net revenue (“PPNR”)1 - PPNR of $66.1 million in the first quarter 2025 decreased $3.4 million from the linked quarter and increased $8.7 million from the prior year quarter. The decrease from the linked quarter was primarily due to a decrease in noninterest income, specifically tax credit income that is typically highest in the fourth quarter of each year and an increase in noninterest expense, primarily due to the reset of payroll tax limits and paid time-off accruals. The increase compared to the prior year quarter was primarily due to higher net interest income from organic loan growth, continued investment in the securities portfolio and proactive management of the cost of deposits, partially offset by a decline in asset yields due to lower short-term interest rates.
1 ROATCE, tangible common equity to tangible assets, tangible book value per common share and PPNR are non-GAAP measures. Please refer to discussion and reconciliation of these measures in the accompanying financial tables.

•Net interest income and NIM - Net interest income of $147.5 million for the first quarter 2025 increased $1.1 million and $9.8 million from the linked and prior year quarters, respectively. Net interest income for the first quarter 2025 increased from the linked and prior year quarters primarily due to higher average loan and other interest-earning asset balances, as well as lower short-term interest rates that decreased interest expense. NIM was 4.15% for the first quarter 2025, compared to 4.13% for both the linked and prior year quarters, respectively. The total cost of deposits of 1.83% for the first quarter 2025 decreased 17 basis points and 30 basis points from the linked and prior year quarters, respectively.

•Noninterest income - Noninterest income of $18.5 million for the first quarter 2025 decreased $2.1 million from the linked quarter and increased $6.3 million from the prior year quarter. The change in noninterest income from the linked and prior year quarters was primarily due to tax credit income, which is typically highest in the fourth quarter of each year. Tax credit income can also fluctuate due to changes in market interest rates that impact projects carried at fair value.

•Noninterest expense - Noninterest expense of $99.8 million for the first quarter 2025 increased $0.3 million and $6.3 million from the linked and prior year quarters, respectively. The increase from the linked quarter was primarily driven by higher employee compensation due to the reset of payroll tax limits and paid time-off accruals, partially offset by a decline in core conversion costs. The increase from the prior year quarter was driven by higher employee compensation due to annual merit increases and an increase in deposit servicing costs due to growth in average deposit vertical balances.

•Loans - Loans totaled $11.3 billion at March 31, 2025, an increase of $78.4 million, or 3% on an annualized basis, from the linked quarter, and $270.3 million from the prior year quarter. Average loans totaled $11.2 billion, compared to $11.1 billion and $10.9 billion for the linked and prior year quarters, respectively.

•Asset quality - The allowance for credit losses to total loans was 1.27% at March 31, 2025, compared to 1.23% at both December 31, 2024, and March 31, 2024. The provision for credit losses in the first quarter 2025 was $5.2 million, compared to $6.8 million and $5.8 million for the linked and prior year quarters, respectively. The ratio of nonperforming assets to total assets was 0.72% at March 31, 2025, compared to 0.30% at both December 31, 2024 and March 31, 2024, respectively. The increase in nonperforming assets largely reflects two borrowing relationships sharing a common general partner where the entities filed bankruptcy as a result of a business dispute between partners. The loans are well secured with both collateral and strong guarantees, and as the Company expects to collect the balance of the loans, there are no individual reserves on these loans.

•Deposits - Deposits totaled $13.0 billion at March 31, 2025, a decrease of $112.3 million from the linked quarter and an increase of $780.5 million from the prior year quarter. Excluding brokered certificates of deposits, deposits decreased $169.8 million from the linked quarter and increased $897.4 million from the prior year quarter. The decrease from the linked quarter was primarily in noninterest bearing commercial deposits that typically decline in the first part of the year due to tax and bonus distributions. Average deposits were $13.1 billion, $13.0 billion and $12.2 billion for the current, linked and prior year quarters, respectively. At March 31, 2025, noninterest-bearing deposit accounts totaled $4.3 billion, or 33% of total deposits, and the loan to deposit ratio was 87%.

•Branch acquisition - The Company has announced the signing of a purchase and assumption agreement to purchase 10 Arizona branches and two Kansas branches from First Interstate Bank. The branch acquisition is subject to regulatory approvals and other customary closing conditions and is expected to be completed by early fourth quarter of 2025.

•Capital - Total stockholders’ equity was $1.9 billion and the tangible common equity to tangible assets ratio2 was 9.30% at March 31, 2025, compared to 9.05% at December 31, 2024. Enterprise Bank & Trust remains “well-capitalized,” with a common equity tier 1 ratio of 12.4% and a total risk-based capital ratio of 13.5% at March 31, 2025. The Company’s common equity tier 1 ratio and total risk-based capital ratio were 11.8% and 14.7%, respectively, at March 31, 2025.

The Company’s Board of Directors (the “Board”) approved a quarterly dividend of $0.30 per common share, payable on June 30, 2025 to stockholders of record as of June 16, 2025. The Board also declared a cash dividend of $12.50 per share of Series A Preferred Stock (or $0.3125 per depositary share) representing a 5% per annum rate for the period commencing (and including) March 15, 2025 to (but excluding) June 15, 2025. The dividend will be payable on June 15, 2025 and will be paid on June 16, 2025 to holders of record of Series A Preferred Stock as of May 30, 2025.
2 Tangible common equity to tangible assets ratio is a non-GAAP measure. Please refer to discussion and reconciliation of this measure in the accompanying financial tables.

Net Interest Income and NIM
Average Balance Sheets
The following table presents, for the periods indicated, certain information related to the average interest-earning assets and interest-bearing liabilities, as well as the corresponding average interest rates earned and paid, all on a tax-equivalent basis.

	Quarter ended
	March 31, 2025			December 31, 2024			March 31, 2024
($ in thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets
Interest-earning assets:
Loans[1,2]	$11,240,806	$182,039	6.57%	$11,100,112	$187,761	6.73%	$10,927,932	$186,703	6.87%
Securities[2]	2,930,912	27,092	3.75	2,748,063	24,279	3.51	2,400,571	19,491	3.27
Interest-earning deposits	479,136	5,124	4.34	474,878	5,612	4.70	268,068	3,569	5.35
Total interest-earning assets	14,650,854	214,255	5.93	14,323,053	217,652	6.05	13,596,571	209,763	6.20

Noninterest-earning assets	992,145			986,524			959,548

Total assets	$15,642,999			$15,309,577			$14,556,119

Liabilities and Stockholders’ Equity
Interest-bearing liabilities:
Interest-bearing demand accounts	$3,167,428	$17,056	2.18%	$3,238,964	$19,517	2.40%	$2,924,276	$18,612	2.56%
Money market accounts	3,601,535	28,505	3.21	3,588,326	30,875	3.42	3,401,802	31,357	3.71
Savings accounts	534,512	189	0.14	547,176	278	0.20	587,113	303	0.21
Certificates of deposit	1,374,693	13,516	3.99	1,361,575	14,323	4.18	1,341,990	14,201	4.26
Total interest-bearing deposits	8,678,168	59,266	2.77	8,736,041	64,993	2.96	8,255,181	64,473	3.14
Subordinated debentures and notes	156,615	2,562	6.63	156,472	2,634	6.70	156,046	2,484	6.40
FHLB advances	25,300	287	4.60	3,370	42	4.96	73,791	1,029	5.61
Securities sold under agreements to repurchase	263,608	2,017	3.10	156,082	1,245	3.17	204,898	1,804	3.54
Other borrowings	39,535	132	1.35	36,201	96	1.05	42,736	205	1.93
Total interest-bearing liabilities	9,163,226	64,264	2.84	9,088,166	69,010	3.02	8,732,652	69,995	3.22

Noninterest-bearing liabilities:
Demand deposits	4,463,388			4,222,115			3,925,522
Other liabilities	153,113			154,787			159,247
Total liabilities	13,779,727			13,465,068			12,817,421
Stockholders' equity	1,863,272			1,844,509			1,738,698
Total liabilities and stockholders' equity	$15,642,999			$15,309,577			$14,556,119

Total net interest income		$149,991			$148,642			$139,768
Net interest margin			4.15%			4.13%			4.13%

[1] Average balances include nonaccrual loans. Interest income includes net loan fees of $1.6 million for the three months ended March 31, 2025, and $2.4 million for both the three months ended December 31, 2024 and March 31, 2024, respectively.

[2] Non-taxable income is presented on a fully tax-equivalent basis using a tax rate of approximately 25%. The tax-equivalent adjustments were $2.5 million, $2.3 million, and $2.0 million for each of the three months ended March 31, 2025, December 31, 2024, and March 31, 2024, respectively.

Net interest income of $147.5 million for the first quarter 2025 increased $1.1 million and $9.8 million from the linked and prior year quarters, respectively. Net interest income on a tax equivalent basis was $150.0 million, $148.6 million and $139.8 million for the current, linked and prior year quarters, respectively. The increase from the linked and prior year quarters reflects organic loan growth and continued investment in the securities portfolio, partially offset by a decline in asset yields due to lower short-term interest rates. The cost of interest bearing deposits has also declined due to lower short-term rates, partially offset by an increase in deposit balances. Since September 2024, the Federal Reserve has reduced the federal funds target rate 100 basis points. In response, the Company adjusted deposit pricing to partially mitigate the impact on income from the repricing of variable rate loans.

Interest income for the first quarter 2025 decreased $3.6 million from the linked quarter, primarily due to fewer days in the current quarter and a 16 basis point decrease in average loan yield. This decrease was partially offset by higher average loan balances and an improved yield on investment securities due to new purchases and the reinvestment of cash flows from the runoff of lower yielding investments. The average interest rate of new loan originations in the first quarter 2025 was 7.12%, an increase of 2 basis points from the linked quarter. Investment purchases in the first quarter 2025 had a weighted average, tax equivalent yield of 5.20%.

Interest expense in the first quarter 2025 decreased $4.7 million from the linked quarter, primarily due to a 19 basis point decline in the average cost of interest bearing deposits, partially offset by an increase in interest expense on customer repurchase agreements as a result of higher average balances. The total cost of deposits, including noninterest-bearing demand accounts, was 1.83% during the first quarter 2025, compared to 2.00% in the linked quarter.

NIM, on a tax equivalent basis, was 4.15% in the first quarter 2025, an increase of 2 basis points from the linked and prior year quarters, respectively. For the month of March 2025, the loan portfolio yield was 6.59% and the cost of total deposits was 1.82%.

Investments

	At
	March 31, 2025		December 31, 2024		March 31, 2024
($ in thousands)	Carrying Value	Net Unrealized Loss	Carrying Value	Net Unrealized Loss	Carrying Value	Net Unrealized Loss
Available-for-sale (AFS)	$1,990,068	$(146,184)	$1,862,270	$(163,212)	$1,611,883	$(165,586)
Held-to-maturity (HTM)	1,034,282	(74,228)	928,935	(70,321)	758,017	(63,593)
Total	$3,024,350	$(220,412)	$2,791,205	$(233,533)	$2,369,900	$(229,179)

Investment securities totaled $3.0 billion at March 31, 2025, an increase of $233.1 million from the linked quarter. The tangible common equity to tangible assets ratio adjusted for unrealized losses on held-to-maturity securities3 was 8.94% at March 31, 2025, compared to 8.71% at December 31, 2024.

3 The tangible common equity to tangible assets ratio adjusted for unrealized losses on held-to-maturity securities is a non-GAAP measure. Refer to discussion and reconciliation of this measure in the accompanying financial tables.

Loans
The following table presents total loans for the most recent five quarters:

	At
($ in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
C&I	$2,198,802	$2,139,032	$2,145,286	$2,107,097	$2,263,817
CRE investor owned	2,487,375	2,405,356	2,346,575	2,308,926	2,280,990
CRE owner occupied	1,292,162	1,305,025	1,322,714	1,313,742	1,279,929
SBA loans*	1,283,067	1,298,007	1,272,679	1,269,145	1,274,780
Sponsor finance*	784,017	782,722	819,079	865,883	865,180
Life insurance premium financing*	1,149,119	1,114,299	1,030,273	996,154	1,003,597
Tax credits*	677,434	760,229	724,441	738,249	718,383
Residential real estate	357,615	350,640	346,460	339,889	354,615
Construction and land development	800,985	794,240	796,586	791,780	726,742
Other	268,187	270,805	275,799	269,142	260,459
Total loans	$11,298,763	$11,220,355	$11,079,892	$11,000,007	$11,028,492

Quarterly loan yield	6.57%	6.73%	6.95%	6.95%	6.87%

Loans by rate type (to total loans):
Fixed	39%	40%	39%	39%	39%
Variable:	61%	60%	61%	61%	61%
SOFR	29%	28%	28%	28%	25%
WSJ Prime	24%	24%	25%	25%	26%
Other	8%	8%	8%	8%	10%

Variable rate loans to total loans, adjusted for interest rate hedges	56%	55%	57%	57%	57%

Loans totaled $11.3 billion at March 31, 2025, an increase of $78.4 million compared to the linked quarter. Loan production in the quarter outpaced repayment activity with loan volume increasing $846.5 million compared to repayment activity of $768.1 million. Loan originations and advances were strongest in the C&I portfolio in the current quarter. Loan sales of $31.3 million mitigated growth in both the SBA category and in total during the current quarter. Average line utilization was approximately 42% for the current and linked quarters, and 44% for the prior year quarter.

Asset Quality
The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	At
($ in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Nonperforming loans*	$109,882	$42,687	$28,376	$39,384	$35,642
Other	3,271	3,955	4,516	8,746	8,466
Nonperforming assets*	$113,153	$46,642	$32,892	$48,130	$44,108

Nonperforming loans to total loans	0.97%	0.38%	0.26%	0.36%	0.32%
Nonperforming assets to total assets	0.72%	0.30%	0.22%	0.33%	0.30%
Allowance for credit losses	$142,944	$137,950	$139,778	$139,464	$135,498
Allowance for credit losses to total loans	1.27%	1.23%	1.26%	1.27%	1.23%
Allowance for credit losses to nonperforming loans*	130.1%	323.2%	492.6%	354.1%	380.2%
Quarterly net charge-offs (recoveries)	$(1,059)	$7,131	$3,850	$605	$5,864

*Guaranteed balances excluded	$22,607	$21,974	$11,899	$12,933	$9,630

Nonperforming assets increased $66.5 million and $69.0 million from the linked and prior year quarters, respectively. The increase in nonperforming assets in the current quarter was primarily related to seven commercial real estate loans to two commercial banking relationships in Southern California that share common managing general partners. Six loans totaling $41.7 million are personally guaranteed by one individual, and the seventh loan totaling $26.7 million is guaranteed by a separate party. Litigation resulting from a business dispute between the general/managing partner and certain limited partners has resulted in all seven of the borrowing entities filing bankruptcy, and the Company expects to collect the full balance of these loans. These commercial real estate investor-owned loans and residential real estate loans are well-secured by real estate properties with up-to-date appraisals. Loan-to-value ratios for the individual properties range from 39% to 79% based on current March 2025 valuations. Furthermore, all seven loans include substantial personal guarantees, and $48.6 million of the $68.4 million relationship remains on accrual despite being 90+ days past due. A summary of the relationship is as follows:

	At
	March 31, 2025
($ in thousands)	Amount	Loan-to-value %
Commercial real estate - investor owned:
Multifamily	$19,811	75.3%
Mixed use	43,078	69.3%
Total commercial real estate - investor owned	62,889

Residential real estate:
Duplex	$1,668	37.9%
Condominiums	3,857	64.3%
Total residential real estate	5,525

Total relationship	$68,414

The provision for credit losses totaled $5.2 million in the first quarter 2025, compared to $6.8 million and $5.8 million in the linked and prior year quarters, respectively. The provision for credit losses in the first quarter 2025 was primarily related to changes in default assumptions and the economic forecast, updates to qualitative factors used in the allowance calculation and loan growth. The seven Southern California commercial real estate loans that contributed to the increase in nonperforming assets did not have individual reserves as the Company expects to collect the full balance of the loans. Annualized net recoveries totaled 4 basis points of average loans in the first quarter 2025, compared to annualized net charge-offs of 26 basis points in the linked quarter and 22 basis points in the prior year quarter.

Deposits
The following table presents deposits broken out by type for the most recent five quarters:

	At
($ in thousands)	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Noninterest-bearing demand accounts	$4,285,061	$4,484,072	$3,934,245	$3,928,308	$3,805,334
Interest-bearing demand accounts	3,193,903	3,175,292	3,048,981	2,951,899	2,956,282
Money market and savings accounts	4,167,375	4,117,524	4,121,543	4,039,626	4,006,702
Brokered certificates of deposit	542,172	484,588	480,934	494,870	659,005
Other certificates of deposit	845,719	885,016	879,619	867,680	826,378
Total deposit portfolio	$13,034,230	$13,146,492	$12,465,322	$12,282,383	$12,253,701

Noninterest-bearing deposits to total deposits	32.9%	34.1%	31.6%	32.0%	31.1%
Quarterly cost of deposits	1.83%	2.00%	2.18%	2.16%	2.13%

Total deposits at March 31, 2025 were $13.0 billion, a decrease of $112.3 million from the linked quarter and an increase of $780.5 million from the prior year quarter. The decrease from the linked quarter was primarily in noninterest bearing commercial deposits that typically decline in the first part of the year due to tax and bonus distributions. Excluding brokered certificates of deposits, total deposits decreased $169.8 million from the linked quarter and increased $897.4 million from the prior year quarter. Reciprocal deposits, which are placed through third party programs to provide FDIC insurance on larger deposit relationships, totaled $1.3 billion at both March 31, 2025 and December 31, 2024.

Noninterest Income
The following table presents a comparative summary of the major components of noninterest income for the periods indicated:

	Linked quarter comparison				Prior year comparison
	Quarter ended				Quarter ended
($ in thousands)	March 31, 2025	December 31, 2024	Increase (decrease)		March 31, 2024	Increase (decrease)
Deposit service charges	$4,420	$4,730	$(310)	(7)%	$4,423	$(3)	—%
Wealth management revenue	2,659	2,719	(60)	(2)%	2,544	115	5%
Card services revenue	2,395	2,484	(89)	(4)%	2,412	(17)	(1)%
Tax credit income (loss)	2,610	6,018	(3,408)	(57)%	(2,190)	4,800	219%
Other income	6,399	4,680	1,719	37%	4,969	1,430	29%
Total noninterest income	$18,483	$20,631	$(2,148)	(10)%	$12,158	$6,325	52%

Total noninterest income was $18.5 million for the first quarter 2025, a decrease of $2.1 million from the linked quarter and an increase of $6.3 million from the prior year quarter. The decrease from the linked quarter was primarily due to a seasonal decrease in the first quarter in tax credit income, partially offset by a gain on the sale of the guaranteed portion of SBA loans included in other income. The increase from the prior year quarter was primarily due to an increase in tax credit income as a result of decreased market interest rates that improved the fair value of certain tax credits. Tax credit income varies based on transaction volumes and fair value changes on credits carried at fair value.

The following table presents a comparative summary of the major components of other income for the periods indicated:

	Linked quarter comparison				Prior year comparison
	Quarter ended				Quarter ended
($ in thousands)	March 31, 2025	December 31, 2024	Increase (decrease)		March 31, 2024	Increase (decrease)
BOLI	$871	$895	$(24)	(3)%	$864	$7	1%
Community development investments	707	297	410	138%	585	122	21%
Gain on SBA loan sales	1,895	—	1,895	—%	1,415	480	34%
Gain (loss) on sales of other real estate owned	23	(68)	91	(134)%	(2)	25	(1,250)%
Private equity fund distributions	653	320	333	104%	162	491	303%
Servicing fees	555	528	27	5%	287	268	93%
Swap fees	(2)	972	(974)	(100)%	45	(47)	(104)%
Miscellaneous income	1,697	1,736	(39)	(2)%	1,613	84	5%
Total other income	$6,399	$4,680	$1,719	37%	$4,969	$1,430	29%

The increase in other income from the linked and prior year quarters was primarily driven by a $1.9 million gain on the sale of the guaranteed portion of SBA loans in the first quarter 2025. Community development income and private equity fund distributions are not consistent sources of income and fluctuate based on distributions from the underlying funds.

Noninterest Expense
The following table presents a comparative summary of the major components of noninterest expense for the periods indicated:

	Linked quarter comparison				Prior year comparison
	Quarter ended				Quarter ended
($ in thousands)	March 31, 2025	December 31, 2024	Increase (decrease)		March 31, 2024	Increase (decrease)
Employee compensation and benefits	$48,208	$46,168	$2,040	4%	$45,262	$2,946	7%
Deposit costs	23,823	22,881	942	4%	20,277	3,546	17%
Occupancy	4,430	4,336	94	2%	4,326	104	2%
FDIC special assessment	—	—	—	—%	625	(625)	(100)%
Core conversion expense	—	1,893	(1,893)	(100)%	350	(350)	(100)%
Other expense	23,322	24,244	(922)	(4)%	22,661	661	3%
Total noninterest expense	$99,783	$99,522	$261	—%	$93,501	$6,282	7%

Employee compensation and benefits increased $2.0 million from the linked quarter primarily due to the first quarter reset of payroll taxes and paid time-off accruals, along with annual merit increases that became effective March 1, 2025. Deposit costs relate to certain businesses in the deposit verticals that receive an earnings credit allowance for deposit related expenses that are impacted by interest rates and average balances. Deposit costs increased $0.9 million from the linked quarter primarily due to an increase of $255.3 million in average deposit vertical balances from the linked quarter. The decline in core conversion expenses from the linked quarter is due to the completion of the core migration in the fourth quarter of 2024.

The increase in noninterest expense of $6.3 million from the prior year quarter was primarily due to an increase in the associate base, merit increases throughout 2024 and 2025, and an increase in variable deposit costs due to higher average balances. For the first quarter 2025, the core efficiency ratio4 was 58.8%, compared to 57.1% for the linked quarter and 60.2% for the prior year quarter.

Income Taxes
The effective tax rate was 18.1%, compared to 19.5% and 20.2% in the linked and prior year quarters, respectively. The decrease in the effective tax rate from the linked and prior year quarters was driven by tax credit opportunities the Company has deployed as part of its tax planning strategy.

Capital
The following table presents total equity and various capital ratios for the most recent five quarters:

	At
($ in thousands)	March 31, 2025*	December 31, 2024	September 30, 2024	June 30, 2024	March 31, 2024
Stockholders’ equity	$1,868,073	$1,824,002	$1,832,011	$1,755,273	$1,731,725
Total risk-based capital to risk-weighted assets	14.7%	14.6%	14.8%	14.6%	14.3%
Tier 1 capital to risk weighted assets	13.1%	13.1%	13.2%	13.0%	12.8%
Common equity tier 1 capital to risk-weighted assets	11.8%	11.8%	11.9%	11.7%	11.4%
Leverage ratio	11.0%	11.1%	11.2%	11.1%	11.0%
Tangible common equity to tangible assets	9.30%	9.05%	9.50%	9.18%	9.01%

*Capital ratios for the current quarter are preliminary and subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

Total equity was $1.9 billion at March 31, 2025, an increase of $44.1 million from the linked quarter. Tangible book value per common share was $38.54 at March 31, 2025, compared to $37.27 and $34.21 at December 31, 2024 and March 31, 2024, respectively. The Company repurchased 191,739 shares for $55.28 in the first quarter 2025. The Company has 1,181,483 shares remaining under a Board-approved stock repurchase plan.

The Company’s regulatory capital ratios continue to exceed the “well-capitalized” regulatory benchmark. Capital ratios for the current quarter are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.
4 Core efficiency ratio and tangible book value per common share are non-GAAP measures. Refer to discussion and reconciliation of these measures in the accompanying financial tables.

Use of Non-GAAP Financial Measures
The Company’s accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as tangible common equity, PPNR, ROATCE, core efficiency ratio, the tangible common equity ratio, tangible common equity to tangible assets ratio adjusted for unrealized losses on held-to-maturity securities, tangible book value per common share, return on average common equity, allowance for credit losses to total loans excluding guaranteed loans, adjusted ROAA and adjusted diluted earnings per share, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

The Company considers its tangible common equity, PPNR, ROATCE, core efficiency ratio, the tangible common equity ratio, tangible common equity to tangible assets ratio adjusted for unrealized losses on held-to-maturity securities, tangible book value per common share, return on average common equity, allowance for credit losses to total loans excluding guaranteed loans, adjusted ROAA and adjusted diluted earnings per share, collectively “core performance measures,” presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of certain non-comparable items, and the Company’s operating performance on an ongoing basis. Core performance measures exclude certain other income and expense items, such as the FDIC special assessment, core conversion expenses, merger-related expenses, facilities charges, and the gain or loss on sale of other real estate owned and investment securities, that the Company believes to be not indicative of or useful to measure the Company’s operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company’s capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.

The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company’s performance and capital strength. The Company’s management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company’s operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measures for the periods indicated.

Conference Call and Webcast Information
The Company will host a conference call and webcast at 10:00 a.m. Central Time on Tuesday, April 29, 2025. During the call, management will review the first quarter 2025 results and related matters. This press release as well as a related slide presentation will be accessible on the Company’s website at www.enterprisebank.com under “Investor Relations” prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-800-715-9871. After connecting, you may say the name of the conference or enter the Conference ID 95072. We encourage participants to pre-register for the conference call using the following link: https://bit.ly/EFSC1Q2025EarningsCallRegistration. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. A recorded replay of the conference call will be available on the website after the call’s completion. The replay will be available for at least two weeks following the conference call.

About Enterprise Financial Services Corp
Enterprise Financial Services Corp (Nasdaq: EFSC), with approximately $15.7 billion in assets, is a financial holding company headquartered in Clayton, Missouri. Enterprise Bank & Trust, a Missouri state-chartered trust company with banking powers and a wholly-owned subsidiary of EFSC, operates branch offices in Arizona, California, Florida, Kansas, Missouri, Nevada, and New Mexico, and SBA loan and deposit production offices throughout the country. Enterprise Bank & Trust offers a range of business and personal banking services and wealth management services. Enterprise Trust, a division of Enterprise Bank & Trust, provides financial planning, estate planning, investment management and trust services to businesses, individuals, institutions, retirement plans and non-profit organizations. Additional information is available at www.enterprisebank.com.

Enterprise Financial Services Corp’s common stock is traded on the Nasdaq Stock Market under the symbol “EFSC.” Please visit our website at www.enterprisebank.com to see our regularly posted material information.

Forward-looking Statements
Readers should note that, in addition to the historical information contained herein, this press release contains “forward-looking statements” within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effects on the Company including, without limitation, plans, strategies and goals, and statements about the Company’s expectations regarding revenue and asset growth, financial performance and profitability, loan and deposit growth, liquidity, yields and returns, loan diversification and credit management, stockholder value creation and the impact of acquisitions.

Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “pro forma”, “pipeline” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made. Because forward-looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those anticipated in the forward-looking statements and future results could differ materially from historical performance. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation: the Company’s ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic and market conditions, high unemployment rates, higher inflation and its impacts (including U.S. federal government measures to address higher inflation), impacts of trade and tariff policies, U.S. fiscal debt, budget and tax matters, and any slowdown in global economic growth, risks associated with rapid increases or decreases in prevailing interest rates, our ability to attract and retain deposits and access to other sources of liquidity, consolidation in the banking industry, competition from banks and other financial institutions, the Company’s ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in legislative or regulatory requirements, as well as current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services, changes in accounting policies and practices or accounting standards, natural disasters (such as wildfires and earthquakes), terrorist activities, war and geopolitical matters (including the war in Israel and potential for a broader regional conflict and the war in Ukraine and the imposition of additional sanctions and export controls in connection therewith), or pandemics, and their effects on economic and business environments in which we operate, including the related disruption to the financial market and other economic activity, and those factors and risks referenced from time to time in the Company’s filings with the Securities and Exchange Commission (the “SEC”), including in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, and the Company’s other filings with the SEC. The Company cautions that the preceding list is not exhaustive of all possible risk factors and other factors could also adversely affect the Company’s results.

For any forward-looking statements made in this press release or in any documents, EFSC claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Readers are cautioned not to place undue reliance on any forward-looking statements. Except to the extent required by applicable law or regulation, EFSC disclaims any obligation to revise or publicly release any revision or update to any of the forward-looking statements included herein to reflect events or circumstances that occur after the date on which such statements were made.

For more information contact
Investor Relations: Keene Turner, Senior Executive Vice President and CFO (314) 512-7233
Media: Steve Richardson, Senior Vice President, Corporate Communications (314) 995-5695

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	Quarter ended
(in thousands, except per share data)	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024
EARNINGS SUMMARY
Net interest income	$147,516	$146,370	$143,469	$140,529	$137,728
Provision for credit losses	5,184	6,834	4,099	4,819	5,756
Noninterest income	18,483	20,631	21,420	15,494	12,158
Noninterest expense	99,783	99,522	98,007	94,017	93,501
Income before income tax expense	61,032	60,645	62,783	57,187	50,629
Income tax expense	11,071	11,811	12,198	11,741	10,228
Net income	49,961	48,834	50,585	45,446	40,401
Preferred stock dividends	938	937	938	937	938
Net income available to common stockholders	$49,023	$47,897	$49,647	$44,509	$39,463

Diluted earnings per common share	$1.31	$1.28	$1.32	$1.19	$1.05
Adjusted diluted earnings per common share[1]	1.31	1.32	1.29	1.21	1.07
Return on average assets	1.30%	1.27%	1.36%	1.25%	1.12%
Adjusted return on average assets[1]	1.29%	1.31%	1.32%	1.27%	1.14%
Return on average common equity[1]	11.10%	10.75%	11.40%	10.68%	9.52%
Adjusted return on average common equity[1]	11.08%	11.08%	11.09%	10.90%	9.70%
ROATCE[1]	14.02%	13.63%	14.55%	13.77%	12.31%
Adjusted ROATCE[1]	13.99%	14.05%	14.16%	14.06%	12.53%
Net interest margin (tax equivalent)	4.15%	4.13%	4.17%	4.19%	4.13%
Efficiency ratio	60.11%	59.59%	59.44%	60.26%	62.38%
Core efficiency ratio[1]	58.77%	57.11%	58.42%	58.09%	60.21%

Assets	$15,676,594	$15,596,431	$14,954,125	$14,615,666	$14,613,338
Average assets	$15,642,999	$15,309,577	$14,849,455	$14,646,381	$14,556,119
Period end common shares outstanding	36,928	36,988	37,184	37,344	37,515
Dividends per common share	$0.29	$0.28	$0.27	$0.26	$0.25
Tangible book value per common share[1]	$38.54	$37.27	$37.26	$35.02	$34.21
Tangible common equity to tangible assets[1]	9.30%	9.05%	9.50%	9.18%	9.01%
Total risk-based capital to risk-weighted assets[2]	14.7%	14.6%	14.8%	14.6%	14.3%

[1]Refer to Reconciliations of Non-GAAP Financial Measures tables for a reconciliation of these measures to GAAP.
[2]Capital ratios for the current quarter are preliminary and subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
(in thousands, except per share data)	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024
INCOME STATEMENTS
NET INTEREST INCOME
Interest income	$211,780	$215,380	$216,304	$211,644	$207,723
Interest expense	64,264	69,010	72,835	71,115	69,995
Net interest income	147,516	146,370	143,469	140,529	137,728
Provision for credit losses	5,184	6,834	4,099	4,819	5,756
Net interest income after provision for credit losses	142,332	139,536	139,370	135,710	131,972

NONINTEREST INCOME
Deposit service charges	4,420	4,730	4,649	4,542	4,423
Wealth management revenue	2,659	2,719	2,599	2,590	2,544
Card services revenue	2,395	2,484	2,573	2,497	2,412
Tax credit income (loss)	2,610	6,018	3,252	1,874	(2,190)
Other income	6,399	4,680	8,347	3,991	4,969
Total noninterest income	18,483	20,631	21,420	15,494	12,158

NONINTEREST EXPENSE
Employee compensation and benefits	48,208	46,168	45,359	44,524	45,262
Deposit costs	23,823	22,881	23,781	21,706	20,277
Occupancy	4,430	4,336	4,372	4,197	4,326
FDIC special assessment	—	—	—	—	625
Core conversion expense	—	1,893	1,375	1,250	350
Other expense	23,322	24,244	23,120	22,340	22,661
Total noninterest expense	99,783	99,522	98,007	94,017	93,501

Income before income tax expense	61,032	60,645	62,783	57,187	50,629
Income tax expense	11,071	11,811	12,198	11,741	10,228
Net income	$49,961	$48,834	$50,585	$45,446	$40,401
Preferred stock dividends	938	937	938	937	938
Net income available to common stockholders	$49,023	$47,897	$49,647	$44,509	$39,463

Basic earnings per common share	$1.33	$1.29	$1.33	$1.19	$1.05
Diluted earnings per common share	$1.31	$1.28	$1.32	$1.19	$1.05

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At
($ in thousands)	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024
BALANCE SHEET

ASSETS
Cash and due from banks	$260,280	$270,975	$210,984	$176,698	$157,697
Interest-earning deposits	222,780	495,076	218,919	219,342	215,951
Debt and equity investments	3,108,763	2,863,989	2,714,194	2,460,549	2,443,977
Loans held for sale	—	110	304	606	610

Loans	11,298,763	11,220,355	11,079,892	11,000,007	11,028,492
Allowance for credit losses	(142,944)	(137,950)	(139,778)	(139,464)	(135,498)
Total loans, net	11,155,819	11,082,405	10,940,114	10,860,543	10,892,994

Fixed assets, net	48,083	45,009	44,368	44,831	44,382
Goodwill	365,164	365,164	365,164	365,164	365,164
Intangible assets, net	7,628	8,484	9,400	10,327	11,271
Other assets	508,077	465,219	450,678	477,606	481,292
Total assets	$15,676,594	$15,596,431	$14,954,125	$14,615,666	$14,613,338

LIABILITIES AND STOCKHOLDERS’ EQUITY
Noninterest-bearing deposits	$4,285,061	$4,484,072	$3,934,245	$3,928,308	$3,805,334
Interest-bearing deposits	8,749,169	8,662,420	8,531,077	8,354,075	8,448,367
Total deposits	13,034,230	13,146,492	12,465,322	12,282,383	12,253,701
Subordinated debentures and notes	156,695	156,551	156,407	156,265	156,124
FHLB advances	205,000	—	150,000	78,000	125,000
Other borrowings	255,635	280,821	170,815	178,269	195,246
Other liabilities	156,961	188,565	179,570	165,476	151,542
Total liabilities	13,808,521	13,772,429	13,122,114	12,860,393	12,881,613
Stockholders’ equity:
Preferred stock	71,988	71,988	71,988	71,988	71,988
Common stock	369	370	372	373	375
Additional paid-in capital	988,554	990,733	992,642	994,116	995,969
Retained earnings	908,553	877,629	845,844	810,935	778,784
Accumulated other comprehensive loss	(101,391)	(116,718)	(78,835)	(122,139)	(115,391)
Total stockholders’ equity	1,868,073	1,824,002	1,832,011	1,755,273	1,731,725
Total liabilities and stockholders’ equity	$15,676,594	$15,596,431	$14,954,125	$14,615,666	$14,613,338

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At or for the quarter ended
($ in thousands)	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024
LOAN PORTFOLIO
Commercial and industrial	$4,729,707	$4,716,689	$4,628,488	$4,619,448	$4,766,310
Commercial real estate	5,046,293	4,974,787	4,915,176	4,856,751	4,804,803
Construction real estate	880,708	891,059	896,325	893,672	820,416
Residential real estate	366,353	359,263	355,279	351,934	367,218
Other	275,702	278,557	284,624	278,202	269,745
Total loans	$11,298,763	$11,220,355	$11,079,892	$11,000,007	$11,028,492

DEPOSIT PORTFOLIO
Noninterest-bearing demand accounts	$4,285,061	$4,484,072	$3,934,245	$3,928,308	$3,805,334
Interest-bearing demand accounts	3,193,903	3,175,292	3,048,981	2,951,899	2,956,282
Money market and savings accounts	4,167,375	4,117,524	4,121,543	4,039,626	4,006,702
Brokered certificates of deposit	542,172	484,588	480,934	494,870	659,005
Other certificates of deposit	845,719	885,016	879,619	867,680	826,378
Total deposits	$13,034,230	$13,146,492	$12,465,322	$12,282,383	$12,253,701

AVERAGE BALANCES
Loans	$11,240,806	$11,100,112	$10,971,575	$10,962,488	$10,927,932
Securities	2,930,912	2,748,063	2,503,124	2,396,519	2,400,571
Interest-earning assets	14,650,854	14,323,053	13,877,631	13,684,459	13,596,571
Assets	15,642,999	15,309,577	14,849,455	14,646,381	14,556,119
Deposits	13,141,556	12,958,156	12,546,086	12,344,253	12,180,703
Stockholders’ equity	1,863,272	1,844,509	1,804,369	1,748,240	1,738,698
Tangible common equity[1]	1,418,094	1,398,427	1,357,362	1,300,305	1,289,776

YIELDS (tax equivalent)
Loans	6.57%	6.73%	6.95%	6.95%	6.87%
Securities	3.75	3.51	3.40	3.35	3.27
Interest-earning assets	5.93	6.05	6.26	6.28	6.20
Interest-bearing deposits	2.77	2.96	3.22	3.19	3.14
Deposits	1.83	2.00	2.18	2.16	2.13
Subordinated debentures and notes	6.63	6.70	6.86	6.91	6.40
FHLB advances and other borrowed funds	3.01	2.81	3.01	3.52	3.80
Interest-bearing liabilities	2.84	3.02	3.28	3.26	3.22
Net interest margin	4.15	4.13	4.17	4.19	4.13
1Refer to Reconciliations of Non-GAAP Financial Measures tables for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	Quarter ended
(in thousands, except per share data)	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024
ASSET QUALITY
Net charge-offs (recoveries)	$(1,059)	$7,131	$3,850	$605	$5,864
Nonperforming loans	109,882	42,687	28,376	39,384	35,642
Classified assets	264,460	193,838	179,883	169,822	185,150
Nonperforming loans to total loans	0.97%	0.38%	0.26%	0.36%	0.32%
Nonperforming assets to total assets	0.72%	0.30%	0.22%	0.33%	0.30%
Allowance for credit losses to total loans	1.27%	1.23%	1.26%	1.27%	1.23%
Allowance for credit losses to total loans, excluding guaranteed loans[1]	1.38%	1.34%	1.38%	1.38%	1.34%
Allowance for credit losses to nonperforming loans	130.1%	323.2%	492.6%	354.1%	380.2%
Net charge-offs (recoveries) to average loans -annualized	(0.04)%	0.26%	0.14%	0.02%	0.22%

WEALTH MANAGEMENT
Trust assets under management	$2,250,004	$2,412,471	$2,499,807	$2,367,409	$2,352,902

SHARE DATA
Book value per common share	$48.64	$47.37	$47.33	$45.08	$44.24
Tangible book value per common share[1]	$38.54	$37.27	$37.26	$35.02	$34.21
Market value per share	$53.74	$56.40	$51.26	$40.91	$40.56
Period end common shares outstanding	36,928	36,988	37,184	37,344	37,515
Average basic common shares	36,971	37,118	37,337	37,485	37,490
Average diluted common shares	37,287	37,447	37,483	37,540	37,597

CAPITAL
Total risk-based capital to risk-weighted assets[2]	14.7%	14.6%	14.8%	14.6%	14.3%
Tier 1 capital to risk-weighted assets[2]	13.1%	13.1%	13.2%	13.0%	12.8%
Common equity tier 1 capital to risk-weighted assets[2]	11.8%	11.8%	11.9%	11.7%	11.4%
Tangible common equity to tangible assets[1]	9.30%	9.05%	9.50%	9.18%	9.01%

[1]Refer to Reconciliations of Non-GAAP Financial Measures tables for a reconciliation of these measures to GAAP.
[2]Capital ratios for the current quarter are preliminary and subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Quarter ended
($ in thousands)	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024
CORE EFFICIENCY RATIO
Net interest income (GAAP)	$147,516	$146,370	$143,469	$140,529	$137,728
Tax-equivalent adjustment	2,475	2,272	2,086	2,047	2,040
Noninterest income (GAAP)	18,483	20,631	21,420	15,494	12,158
Less gain on sale of investment securities	106	—	—	—	—
Less gain (loss) on sale of other real estate owned	23	(68)	3,159	—	(2)
Core revenue (non-GAAP)	168,345	169,341	163,816	158,070	151,928

Noninterest expense (GAAP)	99,783	99,522	98,007	94,017	93,501
Less FDIC special assessment	—	—	—	—	625
Less core conversion expense	—	1,893	1,375	1,250	350
Less amortization on intangibles	855	916	927	944	1,047
Core noninterest expense (non-GAAP)	$98,928	$96,713	$95,705	$91,823	$91,479

Core efficiency ratio (non-GAAP)	58.77%	57.11%	58.42%	58.09%	60.21%

	Quarter ended
(in thousands, except per share data)	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024
TANGIBLE COMMON EQUITY, TANGIBLE BOOK VALUE PER COMMON SHARE AND TANGIBLE COMMON EQUITY RATIO
Stockholders’ equity (GAAP)	$1,868,073	$1,824,002	$1,832,011	$1,755,273	$1,731,725
Less preferred stock	71,988	71,988	71,988	71,988	71,988
Less goodwill	365,164	365,164	365,164	365,164	365,164
Less intangible assets	7,628	8,484	9,400	10,327	11,271
Tangible common equity (non-GAAP)	$1,423,293	$1,378,366	$1,385,459	$1,307,794	$1,283,302
Less net unrealized losses on HTM securities, after tax	55,819	52,881	34,856	52,220	47,822
Tangible common equity adjusted for unrealized losses on HTM securities (non-GAAP)	$1,367,474	$1,325,485	$1,350,603	$1,255,574	$1,235,480

Common shares outstanding	36,928	36,988	37,184	37,344	37,515
Tangible book value per common share (non-GAAP)	$38.54	$37.27	$37.26	$35.02	$34.21

Total assets (GAAP)	$15,676,594	$15,596,431	$14,954,125	$14,615,666	$14,613,338
Less goodwill	365,164	365,164	365,164	365,164	365,164
Less intangible assets	7,628	8,484	9,400	10,327	11,271
Tangible assets (non-GAAP)	$15,303,802	$15,222,783	$14,579,561	$14,240,175	$14,236,903

Tangible common equity to tangible assets (non-GAAP)	9.30%	9.05%	9.50%	9.18%	9.01%
Tangible common equity to tangible assets adjusted for unrealized losses on HTM securities (non-GAAP)	8.94%	8.71%	9.26%	8.82%	8.68%

	Quarter Ended
($ in thousands)	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024
RETURN ON AVERAGE TANGIBLE COMMON EQUITY (ROATCE), RETURN ON AVERAGE ASSETS (ROAA) AND DILUTED EARNINGS PER SHARE
Average stockholder’s equity (GAAP)	$1,863,272	$1,844,509	$1,804,369	$1,748,240	$1,738,698
Less average preferred stock	71,988	71,988	71,988	71,988	71,988
Less average goodwill	365,164	365,164	365,164	365,164	365,164
Less average intangible assets	8,026	8,930	9,855	10,783	11,770
Average tangible common equity (non-GAAP)	$1,418,094	$1,398,427	$1,357,362	$1,300,305	$1,289,776

Net income (GAAP)	$49,961	$48,834	$50,585	$45,446	$40,401
FDIC special assessment (after tax)	—	—	—	—	470
Core conversion expense (after tax)	—	1,424	1,034	940	263
Less gain on sale of investment securities (after tax)	80	—	—	—	—
Less gain (loss) on sales of other real estate owned (after tax)	17	(51)	2,375	—	(1)
Net income adjusted (non-GAAP)	$49,864	$50,309	$49,244	$46,386	$41,135
Less preferred stock dividends	938	937	938	937	938
Net income available to common stockholders adjusted (non-GAAP)	$48,926	$49,372	$48,306	$45,449	$40,197

Return on average common equity (non-GAAP)	11.10%	10.75%	11.40%	10.68%	9.52%
Adjusted return on average common equity (non-GAAP)	11.08%	11.08%	11.09%	10.90%	9.70%
ROATCE (non-GAAP)	14.02%	13.63%	14.55%	13.77%	12.31%
Adjusted ROATCE (non-GAAP)	13.99%	14.05%	14.16%	14.06%	12.53%

Average assets	$15,642,999	$15,309,577	$14,849,455	$14,646,381	$14,556,119
Return on average assets (GAAP)	1.30%	1.27%	1.36%	1.25%	1.12%
Adjusted return on average assets (non-GAAP)	1.29%	1.31%	1.32%	1.27%	1.14%
Average diluted common shares	37,287	37,447	37,483	37,540	37,597
Diluted earnings per share (GAAP)	$1.31	$1.28	$1.32	$1.19	$1.05
Adjusted diluted earnings per share (non-GAAP)	$1.31	$1.32	$1.29	$1.21	$1.07

	Quarter ended
($ in thousands)	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024
PRE-PROVISION NET REVENUE (PPNR)
Net interest income	$147,516	$146,370	$143,469	$140,529	$137,728
Noninterest income	18,483	20,631	21,420	15,494	12,158
FDIC special assessment	—	—	—	—	625
Core conversion expense	—	1,893	1,375	1,250	350
Less gain on sale of investment securities	106	—	—	—	—
Less gain (loss) on sales of other real estate owned	23	(68)	3,159	—	(2)
Less noninterest expense	99,783	99,522	98,007	94,017	93,501
PPNR (non-GAAP)	$66,087	$69,440	$65,098	$63,256	$57,362

	At
($ in thousands)	Mar 31, 2025	Dec 31, 2024	Sep 30, 2024	Jun 30, 2024	Mar 31, 2024
ALLOWANCE TO LOANS RATIO EXCLUDING GUARANTEED LOANS
Loans	$11,298,763	$11,220,355	$11,079,892	$11,000,007	$11,028,492
Less guaranteed loans	942,651	947,665	928,272	923,794	924,633
Adjusted loans (non-GAAP)	$10,356,112	$10,272,690	$10,151,620	$10,076,213	$10,103,859

Allowance for credit losses	$142,944	$137,950	$139,778	$139,464	$135,498
Allowance for credit losses/loans (GAAP)	1.27%	1.23%	1.26%	1.27%	1.23%
Allowance for credit losses/adjusted loans (non-GAAP)	1.38%	1.34%	1.38%	1.38%	1.34%